UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 12, 2016

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in our Current Report on Form 8-K filed on August 17, 2016, we, through GAHC4 Iron MOB Portfolio, LLC, our wholly owned subsidiary, entered into a Purchase and Sale Agreement and Joint Escrow Instructions, or the Purchase Agreement, with Cullman POB Partners I, LLC, Cullman POB II, LLC and HCP Coosa MOB, LLC, or collectively, sellers, and Chicago Title Insurance Company, as escrow agent, for the purchase of sellers’ leasehold interests in certain parcels of land located in Cullman, Alabama and Sylacauga, Alabama, and the three medical office buildings located thereon, or collectively, the Iron MOB Portfolio, for an aggregate purchase price of $31,000,000, plus closing costs.

On September 12, 2016, we entered into a First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions, or the First Amendment, with sellers and Chicago Title Insurance Company. The material terms of the First Amendment provide for: (i) our waiver of our termination rights under Section 4 of the Purchase Agreement; (ii) our election not to assume any service contracts, unless otherwise provided in the Purchase Agreement; and (iii) our right to receive a credit from sellers at closing in the amount of $250,000 for a rental rate discrepancy and certain capital expenditures disclosed during the due diligence period.

The material terms of the amendment discussed above are qualified in their entirety by the First Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions by and between GAHC4 Iron MOB Portfolio, LLC, Cullman POB Partners I, LLC, Cullman POB II, LLC, HCP Coosa MOB, LLC and Chicago Title Insurance Company, dated September 12, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.

September 15, 2016	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1
First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions by and between GAHC4 Iron MOB Portfolio, LLC, Cullman POB Partners I, LLC, Cullman POB II, LLC, HCP Coosa MOB, LLC and Chicago Title Insurance Company, dated September 12, 2016.